                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                MORRISON KNUDSEN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                   [LOGO]

         NOTICE OF ANNUAL MEETING OF STOCKHOLDERS -- SEPTEMBER 8, 1995

TO THE STOCKHOLDERS OF MORRISON KNUDSEN CORPORATION:

    You are cordially invited to attend the Annual Meeting of Stockholders of Morrison Knudsen Corporation ("Company") to be held at the Central Plaza Building of the Company's World Headquarters Office located at 720 Park Boulevard in Boise, Idaho, on Friday, September 8, 1995, at 11:00 a.m. for the following purposes:

    1.  To elect three directors of the Company.

    2. To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for the current fiscal year.

    3.  To transact such other business as may properly come before the meeting.

    Stockholders of record at the close of business on July 31, 1995 are entitled to notice of and to vote at the meeting and at any and all adjournments thereof. If you are unable to attend the meeting in person, you are urged to sign, date and return the enclosed proxy as it is necessary that holders of a majority of the outstanding shares be present, in person or by proxy, in order to obtain a quorum for the meeting. The proxy may be returned in the accompanying self-addressed envelope which requires no postage if mailed in the United States.

    Dated: August 7, 1995                 BY ORDER OF THE BOARD OF DIRECTORS
                                          Stephen G. Hanks
                                          Executive Vice President and Chief
                                          Legal Officer

                              -------------------

    The Company's 1994 Annual Report and 1995 First Quarter Report are being mailed to stockholders and accompany these proxy materials. The Annual Report and First Quarter Report contain financial and other information about the Company, but are not incorporated in the Proxy Statement and are not to be deemed a part of the proxy soliciting material.

                          MORRISON KNUDSEN CORPORATION
                             MORRISON KNUDSEN PLAZA
                                  P.O. BOX 73
                               BOISE, IDAHO 83729
                              -------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 8, 1995
                              -------------------

                              GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Morrison Knudsen Corporation, a Delaware corporation ("Company"), for use at its Annual Meeting of Stockholders to be held at the Central Plaza Building of the Company's World Headquarters Office located at 720 Park Boulevard in Boise, Idaho, on Friday, September 8, 1995, at 11:00 a.m., and at any and all adjournments thereof. Any proxy delivered pursuant to this solicitation may be revoked by the person giving it at any time prior to the exercise thereof (i) by filing a revocation instrument with the Secretary of the Company, (ii) by delivering a duly-executed proxy bearing a later date or (iii) by appearing at the meeting and voting in person.

    This Proxy Statement and the related proxy are first being mailed to stockholders commencing on or about August 7, 1995.

    VOTING RIGHTS AND VOTE REQUIRED. Stockholders of record on July 31, 1995, the record date, are entitled to vote at the meeting. On that date, 33,041,571 shares of common stock were outstanding and entitled to vote. The Bylaws of the Company provide that a majority of the shares of common stock issued and outstanding and entitled to vote, present in person or by proxy, shall constitute a quorum at a meeting of the stockholders of the Company. A quorum is necessary in order to transact business at the meeting.

    Under the Delaware General Corporation Law and the Company's Certificate of Incorporation, for each share of common stock held, each stockholder is entitled to cast one vote for each nominee for each of the three directorships to be filled. On all other matters each stockholder is entitled to cast one vote for each share of common stock held. Under the Company's Bylaws, the three nominees for director receiving the highest number of votes cast will be elected whether or not any one of them receives the vote of a majority of the shares represented and entitled to vote at the meeting. Abstentions and broker nonvotes as to the election of directors will not count as votes cast "FOR" or "AGAINST" any nominee. Ratification of the appointment of Deloitte & Touche LLP as independent auditors and any other business items will each require the affirmative vote of a majority of the shares of common stock represented and entitled to vote on such matters. Abstentions are counted for purposes of determining the number of shares represented and entitled to vote on such matters. Therefore, abstentions as to these proposals will have the same effect as a vote "AGAINST" such proposals. Broker nonvotes with respect to the ratification of the appointment of Deloitte & Touche LLP as independent auditors and any other business items properly brought before the meeting will not be counted for purposes of determining the number of shares represented and entitled to vote on such matters and will not represent a vote either "FOR" or "AGAINST" such items of business. Thus, broker nonvotes as to these proposals will not have any effect on their passage or failure to pass.

    VOTING OF PROXIES. The shares of common stock represented by all properly executed proxies received in time for the meeting will be voted in accordance with the directions given by the stockholders. If no instructions are given, the shares will be voted (i) FOR each of the nominees named herein, or their respective substitutes, as directors, and (ii) FOR ratification of Deloitte & Touche LLP as independent auditors.

    The Company knows of no business to be brought before the meeting other than the matters described in this Proxy Statement. However, if any other matters of which the Company is not now aware are properly presented for action, it is the intention of the proxy holders named in the enclosed proxy to vote on such matters in accordance with their discretion pursuant to such proxy.

    TABULATION AND CONFIDENTIAL VOTING. Pursuant to the Bylaws and policies of the Company, representatives of Norwest Bank Minnesota, N.A. have been appointed to serve as independent Inspectors of Election to supervise the voting of shares for the Annual Meeting of Stockholders. The Inspectors of Election will decide all questions respecting the qualification of voters, the validity of the proxies and the acceptance or rejection of votes. None of the Inspectors of Election is an officer, employee or stockholder of the Company. In addition, the Company has engaged Norwest Bank Minnesota, N.A. to receive, inspect, tabulate and maintain the confidentiality of proxies. The votes of stockholders will be held in confidence except (i) when disclosure is mandated by the laws of the state of Delaware, (ii) in the case of a contested election or vote of stockholders or (iii) when a stockholder expressly requests otherwise.

                           BUSINESS TO BE TRANSACTED

1.  ELECTION OF DIRECTORS.

    The Board of Directors of the Company is divided into three classes, as nearly equal in number as possible. Each class serves three years, with terms of office of the respective classes expiring in successive years. The terms of office of three directors will expire at the 1995 Annual Meeting. The proxies solicited hereby cannot be voted to elect more than three directors at the Annual Meeting.

    It is the intention of the proxy holders named in the enclosed proxy to vote such proxies for the three nominees first named below, all of whom currently are directors, to hold office until the 1998 Annual Meeting and until their successors are elected and qualified.

    The Company's Retirement Policy provides that a non-employee director may continue to serve as a director until the end of the calendar year in which the director reaches his or her 70th birthday. Mrs. Peden, a nominee, will reach 70 years of age during calendar year 1995. Accordingly, Mrs. Peden will not be able to serve the entire three-year term. When Mrs. Peden retires at the end of calendar year 1995, the Board of Directors will either elect a new director to fill the unexpired term or reduce the number of directors. If it is determined prior to the meeting that any nominee will be unable to serve as a director, the proxy holders reserve the right to substitute a nominee and vote for another person of their choice in the place and stead of any nominee unable so to serve, unless the Board of Directors reduces the size of the membership of the Board of Directors prior to the meeting to eliminate the position of any such nominee.

    There were seven Board of Directors meetings held during the last fiscal year. All directors and nominees attended at least 75% of the aggregate of the 1994 meetings of the Board of Directors and all committees on which such persons served. Certain information with respect to the nominees and continuing directors given below has been furnished by the respective nominees and continuing directors.

                                                                                        SERVED AS A
                        PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE                     DIRECTOR
NAME                              FOR PREVIOUS 5 YEARS(1)                   AGE            SINCE
------------------------------------------------------------------------------------------------------
NOMINEES FOR
TERMS OF OFFICE TO
CONTINUE UNTIL 1998
--------------------
Lindsay E. Fox        Chairman, Linfox Group (Trucking and                      58            1992
                      Warehousing), Melbourne, Australia.(2)

Irene C. Peden        Retired.   Formerly,  Professor   of  Electrical          69            1990
                      Engineering at  the  University  of  Washington,
                      Seattle,   Washington.  Formerly,   Director  of
                      Electrical  and   Communications  Systems,   the
                      National Science Foundation, Washington, D.C.

John W. Rogers, Jr.   Founder and President, Ariel Capital Management,          37            1993
                      Inc.   (Institutional   Money   Management   and
                      Investment Advisor Firm), Chicago, Illinois.(3)

                                                                                        SERVED AS A
                        PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE                     DIRECTOR
NAME                              FOR PREVIOUS 5 YEARS(1)                   AGE            SINCE
------------------------------------------------------------------------------------------------------
DIRECTORS WHOSE
TERMS OF OFFICE
CONTINUE UNTIL 1997
--------------------
Peter S. Lynch        Trustee, the Fidelity  Group of  Funds and  Vice          51            1988
                      Chairman, Fidelity Management & Research Company
                      (Mutual   Fund  and  Pension  Management  Firm),
                      Boston,   Massachusetts.   Formerly,   Portfolio
                      Manager,   Fidelity   Magellan   Fund,   Boston,
                      Massachusetts.(4)
Gerard R. Roche       Chairman of  the  Board, Heidrick  &  Struggles,          63            1990
                      Inc.  (International Executive Search Firm), New
                      York, New York.(5)
Robert A. Tinstman    President and  Chief  Executive Officer  of  the          49            1995
                      Company.  Formerly,  President of  the Company's
                      Mining Group.
DIRECTORS WHOSE
TERMS OF OFFICE
CONTINUE UNTIL 1996
--------------------
John Arrillaga        Partner, Peery-Arrillaga (Commercial Real Estate          58            1990
                      Development), Santa Clara, California.
Christopher B.        Partner,   Hemmeter   Partners   and   Chairman,          55            1988
Hemmeter              Hemmeter    Enterprises,   Inc.   (Real   Estate
                      Development), Denver, Colorado.
Robert A. McCabe      President, Pilot  Capital  Corporation  (Private          61            1972
                      Equity Financing), New York, New York.(6)
Robert S. Miller,     Chairman  of the Board of the Company. Formerly,          53            1995
Jr.                   Senior  Partner,  James   D.  Wolfensohn,   Inc.
                      Formerly, Vice Chairman of Chrysler
                      Corporation.(7)

------------------------
(1)None of the companies or organizations listed below is a parent, subsidiary or affiliate of the Company.
(2)Mr. Fox also serves as a director for Coles Myer Limited and Premier Investments Limited.
(3)Mr. Rogers also serves as a director for Aon Corporation and the National Association of Securities Dealers.
(4)Mr. Lynch also serves as a director for W.R. Grace & Co.
(5)Mr. Roche is Chairman of the Board for Heidrick & Struggles, Inc., a company which performs general executive search services for the Company.
(6)Mr. McCabe also serves as a director for Church & Dwight Co., Inc., Thermo Electron Corporation, Thermo Instruments Systems, Inc. and Borg-Warner Security Corporation.
(7)Mr. Miller also serves as a director for Coleman Company, Federal-Mogul Corp., Fluke Corp., Pope & Talbot, Inc. and Symantec Corp.

    EXECUTIVE COMPENSATION AND NOMINATING COMMITTEE. The Executive Compensation and Nominating Committee ("Compensation Committee") reviews and adjusts the salaries of the principal officers and key executives of the Company and recommends nominees for membership to the Board of Directors. The Compensation Committee also administers the Company's executive compensation and benefit plans. The Compensation Committee meets at such times as may be deemed necessary by the Board of Directors or the Compensation Committee. There were six meetings held in 1994. Members of the Compensation Committee in 1994 were P. V. Ueberroth (Chairman)(1), J. Arrillaga, W. P. Clark(2), L. E. Fox, C. B. Hemmeter, R. A. McCabe(3) and G. R. Roche(4).

    The Compensation Committee will consider nominees for the Board of Directors recommended by stockholders for the 1996 Annual Meeting if the following information concerning each nominee is disclosed in writing: name, age, business address, residence address, principal occupation or employment, class and number of shares of common stock of the Company which are beneficially owned by each nominee and other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities

------------------------
(1)On November 15, 1994, Mr. Ueberroth resigned as a member of the Board of Directors.

(2)On March 20, 1995, Mr. Clark resigned as a member of the Board of Directors.

(3)On February 9, 1995, Mr. McCabe was appointed Chairman of the Compensation Committee.

(4)On February 8, 1994, the Board changed Mr. Roche's committee assignment and appointed him a member of the Audit Committee.

Exchange Act of 1934, as amended. The stockholder making the nomination must also disclose his or her name, address and the number of shares beneficially owned. All such recommendations must be submitted in a letter to the Secretary of the Company not less than 50 days nor more than 75 days prior to the 1996 Annual Meeting; provided, however, that in the event that less than 65 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, such recommendation by the stockholder must be received not later than 15 days following the day on which the notice of the 1996 Annual Meeting is mailed or such public disclosure was made.

    AUDIT COMMITTEE. The primary function of the Audit Committee is to facilitate communications among outside auditors, internal auditors and the Board of Directors. The Audit Committee also reviews financial statements, internal controls and procedures and the scope and results of audits. The Audit Committee meets at such times as may be deemed necessary by the Board of Directors or the Audit Committee. There were two meetings held in 1994. Members of the Committee in 1994 were P. S. Lynch (Chairman), J. Arrillaga(5), Z. Brzezinski(6), I. C. Peden, G. R. Roche and J. W. Rogers, Jr.

    DIRECTOR COMPENSATION. Non-employee directors receive a retainer fee of $5,000 per quarter, plus $1,000 for each day of attendance at a Board of Directors meeting and $500 for each standing or special committee meeting attended. Committee chairmen receive an additional $3,000 per year. During 1994 the following amounts were received(7) by members of the Board of Directors:
Mrs. Peden $29,500 and Messrs. Arrillaga $29,500, Brzezinski $24,500, Clark $16,500, Fox $29,500, Hemmeter $30,500, Lynch $31,500, McCabe $29,500, Roche
$29,500, Rogers $29,500 and Ueberroth $34,000. Directors who are employees of the Company receive no additional compensation for serving as directors.

    Non-employee directors may also participate in the Company's group health and dental plan, group life insurance plan and group travel accident insurance plan. The Company pays all costs associated with the non-employee directors' participation in the group plans, although such costs are imputed as taxable income to the directors. During 1994, Mrs. Peden, Messrs. Brzezinski, Clark, McCabe, Roche, Rogers and Ueberroth participated in some or all of the group plans.

    STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS. The Company's Stock Option Plan for Non-Employee Directors was approved by stockholders of the Company on April 30, 1990. The purpose of the plan is to encourage the highest level of performance from members of the Board of Directors who are not employees of the Company by providing non-employee directors with a proprietary interest in the financial success of the Company. Under the plan, non-employee directors are granted discounted options to purchase the Company's common stock. Each current non-employee director has been granted an option to purchase 12,000 shares of common stock. The purchase price per share for shares covered by the option award is equal to 50% of the fair market value of common stock on the date of grant. Options granted under the plan are non-transferable and non-assignable by the participant other than by will or by the laws of descent and distribution.

    The options granted under the plan vest over a three-year period in annual increments of one-third on each anniversary of the date of grant for participants who continue to serve on the Board of Directors. If a participant ceases to be a non-employee director for any reason except termination for cause, all vested options then held are exercisable for a period of three years and all unvested options terminate 30 days after the participant ceases to be a non-employee director. If a participant is terminated for cause, all vested options are exercisable for a period of 30 days and all unvested options automatically terminate.

------------------------
(5)On February 8, 1994, the Board changed Mr. Arrillaga's assignment and appointed him a member of the Compensation Committee.

(6)On March 21, 1995, Mr. Brzezinski resigned as a member of the Board of Directors.

(7)A non-employee director may defer all or a portion of his or her retainer and meeting fees pursuant to the Non-Employee Directors Deferred Compensation Plan, as described herein under the section titled "Non-Employee Directors Deferred Compensation Plan."

    RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS. In order to attract and retain qualified outside directors, the Company maintains the Retirement Plan for Non-Employee Directors. The plan provides that non-employee directors are eligible for a retirement benefit if they retire from the Board (i) at age 55 or above with at least five years of service, (ii) at any age with at least 15 years of service or (iii) after becoming disabled while serving. An eligible non-employee director who becomes disabled or who retires from the Board is entitled to receive an annual benefit over a period of time equal to the number of months such eligible non-employee director served on the Board (not to exceed 180 months). The amount of such annual benefit is equal to 100% of the director's total compensation for the final 12 months immediately preceding retirement from the Board. This benefit is referred to as the "standard benefit." In view of the Company's current financial situation and pursuant to the terms of the proposed settlement of pending derivative litigation, incumbent non-employee directors who are defendants in that litigation (other than Mrs. Peden) would relinquish five years of credited service for purposes of the Plan. See Legal Proceedings at page 21.

    In lieu of the standard benefit, non-employee directors who were first elected to the Board prior to November 20, 1992 have the following retirement options: (i) for retirement after reaching mandatory retirement age (currently age 70 unless waived by the Board of Directors) or after having served at least 15 years, such director may elect to receive an annual benefit for life equal to 50% of the director's total compensation for the final 12 months immediately preceding retirement from the Board, (ii) for disability or retirement prior to mandatory retirement age or 15 years of service, such director may elect to receive for a period of time equal to the number of months he or she served on the Company's Board an annual benefit equal to 50% of the director's total compensation for the final 12 months immediately preceding retirement from the Board. Payments under the plan are made quarterly in equal amounts.

    NON-EMPLOYEE DIRECTORS DEFERRED COMPENSATION PLAN. The Company's Non-Employee Directors Deferred Compensation Plan provides non-employee directors with the option of electing to defer compensation (which is defined as retainer and meeting attendance fees). The plan provides for compensation to be deferred until a time following the participant's termination as a director. Such compensation may be deferred to a cash account which accrues interest at prime rate (established by Citibank, N.A.) or into stock units, upon which dividends are credited in the form of additional stock units. Stock units are distributed in the form of actual shares of the Company's common stock in a single sum or in annual installments over a period of between five and 20 years, at the participant's election. Cash accounts may be distributed over the same periods. During 1994 four of the non-employee directors, Messrs. Arrillaga, Hemmeter, Rogers and Ueberroth, participated in the plan and were credited with 1,797, 1,961, 806 and 2,008 stock units, respectively. Mrs. Peden, who participated in the plan for two years and currently has 1,253 stock units credited to her account, discontinued participation in the plan at year-end 1992. In 1994, she accrued dividends on her account balance and such dividends amounted to 54 stock units. Mr. McCabe, who participated in the plan for ten years and currently has 19,880 stock units credited to his account, discontinued participation in the plan at year-end 1990. In 1994, he accrued dividends on his account balance and such dividends amounted to 854 stock units.

                    REPORT OF THE EXECUTIVE COMPENSATION AND
            NOMINATING COMMITTEE ON EXECUTIVE COMPENSATION FOR 1994

I.  BASE SALARIES.

        A.  EXECUTIVE OFFICERS OTHER THAN THE CEO.

    POLICY. The Compensation Committee determines the base salaries of officers and key executives other than the CEO principally upon the CEO's recommendations. Base salaries for this group of executives reflect the size and complexity of operations or duties under the executive's responsibility and how well each such individual performs. Base salaries for operating group presidents also reflect the profitability of each such group measured by performance in the areas of income, positive cash flow and return on capital employed. Their base salaries also take into account the salaries paid to their peers at mainly Fortune 500 companies which have diversified operations and whose group or division revenues approximate those of the operating groups (hereinafter referred to as "comparable group companies"). For executives assigned to corporate functions, the base salaries paid to similarly situated individuals at mainly Fortune 500 companies with revenues approximating those of the Company are used for comparison purposes (hereinafter "comparable companies").

    The above factors are not weighted equally. The salary comparisons described above form the primary basis for each executive's base salary, with base salary targeted to range between the median and the 75th percentile. However, in any given year, the other factors set forth above could result in a base salary above or below the targeted range. The Compensation Committee believes that the Company's strongest competitors for executive talent are not necessarily the companies that are included in the Peer Group Index (see the description following this report titled "Company Performance Graph"). In 1994, the base salary compensation peer group included only three of the companies listed in the Peer Group Index.

    The Company has entered into five-year employment agreements with Messrs. Hanks, Tinstman and Zarges. Mr. Grant also has an employment agreement with the Company(8). Under the terms of such employment agreements, Messrs. Hanks, Grant, Tinstman and Zarges are to receive minimum annual base salaries of $250,000, $310,000, $250,000 and $250,000, respectively. It is the policy of the Compensation Committee to consider the respective contractual obligations when approving or setting base salaries of the foregoing Named Executives.

    APPLICATION OF POLICY TO COMPANY PERFORMANCE. The Company, as a whole, did not meet its financial targets for 1994 in any of the areas of measurement mentioned above. Thus, except as noted below, no increases in base salaries above contractual minimums were recommended or approved by the CEO or the Compensation Committee. The only operating group within the Company to meet its budgeted goals was the Mining Group. This group was headed by Mr. Tinstman, and the CEO recommended that he receive a raise mid-year to $325,000 annually based on the profitable performance of his group. The Compensation Committee approved the raise recommended by the CEO. Mr. Tinstman's base salary falls above the targeted range (median to 75th percentile) of base salaries being paid to division or group heads in comparable group companies.

    In February of 1994, Mr. Hanks was promoted to the position of Executive Vice President -- Finance and Administration upon the CEO's recommendation and the Compensation Committee's approval with an annual salary of $375,000. The promotion was based upon Mr. Hanks' skill in successfully carrying out numerous complex projects over fifteen years of service to the Company. The CEO recommended and the Compensation Committee concurred that Mr. Hanks' salary should be set at a point where it would fall above the salaries of the operating group presidents (generally about $300,000) and below that of the Company's then President, Mr. Sarsten, whose base salary was $425,000. Mr. Hanks' base salary falls below the targeted range (median to 75th percentile) of base salaries being paid to individuals performing similar duties in comparable companies.

    In February of 1995, the Company experienced a change in top management. Mr. Agee's service with the Company terminated, and Messrs. Hanks and Tinstman were elected Acting Chief Executive Officer and Acting Chief Operating Officer, respectively. Approximately one month later, Messrs. Hanks and Tinstman were elected to new positions within the Company. Mr. Tinstman was elected President and Chief Executive Officer, and Mr. Hanks was elected Executive Vice President and Chief Legal Officer. In connection with these management changes and due to the financial condition of the Company, the salaries of Messrs. Hanks and Tinstman were each reduced to $300,000 each in exchange for a grant to each individual of 100,000 fixed price stock options.

------------------------
(8)Effective October 24, 1994, Mr. Grant's employment agreement was superseded by a new agreement due to a change in assignment and duties. The new agreement is described herein under the section titled "Employment Contracts and Change in Control Arrangements. B. Mr. Grant."

        B.  THE CEO.

    POLICY. In late 1990, the Compensation Committee engaged an independent consulting firm to review Mr. Agee's total compensation package and compare it with those of other CEOs similarly situated. The consulting firm recommended that the Company enter into an employment agreement with Mr. Agee in which his annual base salary would be set at a minimum of $750,000.

    Under the agreement, Mr. Agee's minimum base salary could be increased depending on a number of objective and subjective factors, including the Company's financial performance, the Company's success in entering strategic markets, the development of new areas of business, and the need to remain competitive in the marketplace for high level executive talent. It was the policy of the Compensation Committee to follow the agreement when setting Mr. Agee's annual base salary, which fell above the targeted range (median to 75th percentile) of base salaries paid to chief executive officers at comparable corporate companies.

    APPLICATION OF POLICY TO PERFORMANCE. As noted above, during 1994 the Company failed to achieve its targeted goals in every specified area of performance. Accordingly, the Compensation Committee did not increase Mr. Agee's salary above the minimum base salary of $750,000 to which he was contractually entitled.

II.  ANNUAL BONUS PLAN.

        A.  EXECUTIVE OFFICERS OTHER THAN THE CEO.

    POLICY. The Compensation Committee relies upon the CEO's recommendations in establishing annual bonuses for executive officers other than the CEO. Factors considered include (i) the performance of each group (or the corporation as a whole, in the case of officers assigned to corporate functions) measured by how well the predetermined financial targets were met in the areas of income, positive cash flow, return on capital employed; (ii) the size and complexity of operations or duties under the executive's responsibility; (iii) the cash bonuses paid to similarly situated executives at other comparable group companies; and (iv) the success with which the executive has accomplished predetermined nonfinancial goals. Any bonus received in the prior year is also taken into account.

    The above factors are not weighted equally. The financial performance factors form the primary basis for each executive's bonus under the annual incentive compensation plan applicable to such individual. Bonuses may be adjusted upwards or downwards, based upon the other factors described above. The Compensation Committee compares annual bonuses paid to operating group presidents and corporate executives to the bonuses paid to similar group or division heads at other comparable group companies. Annual bonuses are targeted, but not required, to fall between the median and the 75th percentile of bonuses paid to such comparable executives.

    APPLICATION OF POLICY TO COMPANY PERFORMANCE. As noted above, during 1994 the Company failed to achieve its targeted goals in every specified area of performance. Accordingly, the CEO did not recommend, and the Compensation Committee did not approve, any annual bonuses pursuant to the terms of any annual cash bonus program.

        B.  THE CEO.

    POLICY. In May 1994 the shareholders of the Company approved the Morrison Knudsen Corporation CEO Incentive Plan ("CEO Plan"). The CEO Plan was designed to reward the CEO to the extent the Company achieved certain prespecified or predetermined results in the Company's (i) annual earnings per share and (ii) common stock price. The Compensation Committee announced at the time the CEO Plan was voted upon by the shareholders that the establishment of the CEO Plan would not nullify Mr. Agee's contractual right to have the Compensation Committee consider paying him a bonus under his employment agreement, which contractually required the Compensation Committee to consider Mr. Agee for a bonus of at least 50% of his base salary based upon Company performance and Mr. Agee's strategic accomplishments. Nevertheless, the Compensation Committee announced to shareholders that it would look generally to the CEO Plan for the majority, if not all, of Mr. Agee's annual bonus compensation.

    In 1994, no bonus was to be paid pursuant to the terms of the CEO Plan if Earnings per Share ("EPS") were less than $.84 (regardless of common stock price). Since the Company reported a net loss for 1994, no bonus was payable under the CEO Plan. Consistent with such financial results, neither did the Compensation Committee award an annual bonus to Mr. Agee under the terms of his employment agreement.

III.  LONG-TERM INCENTIVE PLAN, 3-YEAR PLAN.

        A.  ALL EXECUTIVE OFFICERS, INCLUDING THE CEO.

    POLICY. The Company has a 3-year and a 5-year long-term incentive plan. The Long-Term Performance Compensation Benefit Plan (the "3-Year Plan") compares total shareholder return for the Company at the end of an initial 3-year period (January 1, 1989 to December 31, 1991) and each rolling 3-year period thereafter against total shareholder return for the same period for each of 12 other companies ("Competitors")(9) which operate primarily in the same markets in which the Company operates. At the end of each 3-year performance period, each Competitor and the Company are ranked based upon their total shareholder return. The 3-Year Plan provides that targeted bonuses are paid at the end of each performance period based on such rankings. Target bonus percentages for Messrs. Agee, Hanks, Grant, and Tinstman for the 3-year period ended December 31, 1994 were 45%, 35%, 35% and 35% of base compensation, respectively.

    APPLICATION OF POLICY TO COMPANY PERFORMANCE. The Company was ranked in the 0-35th percentile for the 1992-1994 cycle. At such level of performance, the 3-Year Plan provides that no bonuses are to be awarded. Accordingly, no awards were paid under the 3-Year Plan for 1994 to either the CEO or any of the other Named Executives.

IV.  LONG-TERM INCENTIVE PLAN, 5-YEAR PLAN.

        A.  EXECUTIVE OFFICERS OTHER THAN THE CEO.

    POLICY. During 1993, the CEO recommended that the Company decentralize many functions that were previously being performed without charge by corporate personnel for the benefit of the Company's operating groups. As a result of this move, the Compensation Committee felt that it was appropriate to modify the Company's incentive plans to reflect only operating group performance when measuring the long-term incentive compensation to be paid to the operating group presidents. Accordingly, the Compensation Committee commissioned the development of four 5-Year Plans, one for each operating group president, including Mr. Tinstman. During 1994, Mr. Zarges was promoted to the position of group president of the Engineering, Construction and Environmental Group. In connection with such promotion, the Compensation Committee also commissioned the development of a 5-Year Plan for Mr. Zarges. As part of these changes, and to ensure the continuity of the management team put together by the CEO, the Compensation Committee approved the Company's entering into 5-year employment agreements with each of the operating group presidents and the Company's Executive Vice President -- Finance and Administration, Mr. Hanks, which provide for participation in the 5-Year Plans. The 5-Year Plans were designed to measure
(i) return on capital employed at the group level for operating group presidents and (ii) return on total capital at the corporate level for Mr. Hanks. For a detailed description of such plans, see the section within this Proxy Statement titled "Long-Term Incentive Plans. B. Individual 5-Year Plans."

    APPLICATION OF POLICY TO COMPANY PERFORMANCE. During 1994, the Company as a whole and each operating group separately (except for the Mining Group), failed to meet the return on capital goal

------------------------
(9)For a list of the Competitors and a detailed description of the 3-Year Plan, see the section herein titled "Long-Term Incentive Plans, A. 3-Year Plan," and footnote 11 thereto.

established by the Compensation Committee. Accordingly, all accruals for participants were negative except for Mr. Tinstman, who was President of the Mining Group and was credited with an accrual of $956,000 under the 5-Year Plan applicable to his position.

        B.  THE CEO.

    POLICY. In February 1991, the Compensation Committee approved the Key Executive Long-Term Incentive Plan ("CEO 5-Year Plan") upon the advice of independent compensation experts. This plan measures return on total capital annually over the five-year period January 1, 1991 to December 31, 1995. An award pool is created each year in the amount by which net income exceeds the return on total capital goal set by the Compensation Committee at the beginning of the five-year performance period. To the extent that net income falls below the return on total capital goal in any given year, the award pool is calculated as a negative number. Mr. Agee, who is the only Named Executive to participate in the CEO 5-Year Plan, receives a portion of the annual pool (which may be a positive or negative number) based on a table of percentages established by the Compensation Committee at the beginning of the five-year performance period. The "cumulative" five-year award, if any, can be adjusted upward at the end of the performance period if the compound annual growth rate in the Company's stock price exceeds targets established by the Compensation Committee. Any payments to the CEO under the 5-Year Plan are offset by payments received by the participant during the same period under the Company's 3-Year Plan. The 5-Year Plan for the CEO served as a basis for individual plans that were implemented in 1993 with respect to certain of the other Named Executives.

    APPLICATION OF POLICY TO COMPANY PERFORMANCE. During 1994, the Company failed to meet the return on total capital goal established by the Compensation Committee. Accordingly, the award pool for the year was a negative number, of which Mr. Agee was credited with a specified percentage.

V.  STOCK INCENTIVE PLAN.

        A.  EXECUTIVE OFFICERS, INCLUDING THE CEO.

    POLICY. When granting equity-based compensation, it is the policy of the Compensation Committee (and the CEO with respect to officers other than the CEO) to consider the following factors: (i) past grants or awards to the individual, as to both type and amount; (ii) the amount of equity-based compensation granted over time to the individual relative to other individuals within the organization who may be similarly situated (e.g., comparable base salary, salary grade, position and responsibilities); and (iii) the individual's total compensation package. Past and expected future individual performance are also taken into consideration. There is no predetermined weight given to these factors, and any one of them, or a combination of factors, could be determinative in a given year. Although there is no predetermined policy to make grants on an annual basis, the Compensation Committee annually reviews with the CEO a schedule that quantifies the factors set forth in (i), (ii) and (iii) for all current executives within the Company who have been granted equity-based compensation before considering and acting upon the CEO's recommendations, if any, as to a particular individual for a given year.

    APPLICATION OF POLICY TO COMPANY PERFORMANCE. In 1994, Mr. Hanks was the only Named Executive to receive an award of equity-based compensation. He was awarded 40,000 shares of restricted stock and 50,000 options to purchase Company common stock in connection with his promotion to Executive Vice President -- Finance and Administration. The number of shares was based on the amount of equity-based compensation granted to him in the past relative to other individuals within the organization, past performance by Mr. Hanks and the CEO's expectations as to his future contributions to the Company.

                                          Robert A. McCabe, Chairman
                                          John Arrillaga
                                          Lindsay E. Fox
                                          Christopher B. Hemmeter

    COMPANY PERFORMANCE GRAPH. Rules adopted by the Securities and Exchange Commission require that the Company include in this Proxy Statement a line-graph presentation comparing cumulative five-year shareholder returns on an indexed basis with the Standard & Poor's ("S&P") 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. In 1992, the Company chose a group of 20 construction, engineering, mining and transportation companies as its peer group for purposes of this performance comparison. A list of the companies follows the graph below:

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
           MORRISON KNUDSEN CORPORATION, S&P INDEX & PEER GROUP INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            PEER GROUP    S&P 500 INDEX    MORRISON KNUDSON CORPORATION
1989           100             100                     100
1990            90.94           96.89                   94.84
1991           104.13          126.42                  113.17
1992           108.78          136.05                  102.07
1993           127.46          149.76                  122.71
1994           121.08          151.74                   69.42

Ashland Coal Inc.; Guy F. Atkinson Company of California; Battle Mountain Gold Company; Blount, Inc.; CRSS Inc.; Fluor Corporation; Foster Wheeler Corporation; Gilbert Associates, Inc.; Granite Construction Inc.; Greiner Engineering Inc.; International Tech Corporation; Jacobs Engineering Group Inc.; Kasler Corporation; McDermott International, Inc.; Pegasus Gold Incorporation; Perini Corporation; Stone & Webster, Incorporated; Trinity Industries, Inc.; The Turner Corporation and Varlen Corporation.

    EXECUTIVE COMPENSATION. The following table summarizes all plan and non-plan compensation awarded or paid to, or earned by, each of the Named Executives (the chief executive officer and the other four most highly-compensated executive officers of the Company and its subsidiaries) during the fiscal years indicated:

                           SUMMARY COMPENSATION TABLE
                   FOR FISCAL YEARS ENDED 1992, 1993 AND 1994

                                                                             LONG-TERM COMPENSATION
                                                                       ----------------------------------
                                           ANNUAL COMPENSATION                  AWARDS            PAYOUTS
                                      ------------------------------   ------------------------   -------
                                                           OTHER       RESTRICTED   SECURITIES               ALL
                                                           ANNUAL        STOCK      UNDERLYING     LTIP     OTHER
                                      SALARY    BONUS   COMPENSATION    AWARD(S)   OPTIONS/SARS   PAYOUTS   COMP.
 NAME AND PRINCIPAL POSITION    YEAR    ($)      ($)        ($)         ($)(14)        (#)        ($)(15)    ($)
------------------------------------------------------------------------------------------------------------------
William J. Agee                 1994  750,000        0   198,508(1)             0          0            0   70,040(16)
Chairman, President and         1993  750,000  950,000   169,761(2)             0          0      395,415  164,919
Chief Executive Officer         1992  750,000  500,000   153,703(3)             0     80,000      202,500  130,862

Stephen G. Hanks                1994  358,173        0    16,548(4)    $1,010,000     50,000            0   31,216(17)
Executive Vice President -      1993  250,000  150,000    13,311(5)             0          0      102,515   35,320
Finance and Administration      1992  201,158  100,000    11,205(6)             0     35,000       52,500   33,235
and General Counsel

Stephen R. Grant                1994  325,000        0    33,969(7)             0          0            0   33,072(18)
Senior Vice President           1993  325,000  140,000    30,622(8)             0          0      133,270   42,857
                                1992  325,000  110,000    28,069(9)             0     20,000       68,250   55,657

Robert A. Tinstman              1994  284,615        0    23,988(10)            0          0            0   28,851(19)
President -                     1993  250,000  140,000    23,430(11)            0          0      102,515   37,379
Mining Group                    1992  250,000  130,000    20,623(12)            0     20,000       52,500   45,700

Thomas H. Zarges                1994  243,700        0     6,322(13)      108,125          0            0   23,844(20)
President - Engineering,        1993  206,768   10,000         0          123,125      7,000            0   16,235
Construction and                1992  200,000  105,000         0                0     10,000            0    9,028
Environmental Group

------------------------
(1)Imputed income of $46,075 for use of Company facilities and $48,898 tax gross-up thereon, gross-up of $90,621 on prior years' salary adjustment for use of Company facilities, disability insurance premium of $4,533 and tax gross-up of $8,381 on the foregoing disability insurance premium and the value of the term life insurance premium reported under footnote 16 to this table.

(2)Imputed income of $40,403 for use of Company facilities and $37,713 tax gross-up thereon, $81,212 tax gross-up on prior years' salary adjustments for use of Company facilities, disability insurance premium of $4,423 and tax gross-up of $6,010 on the foregoing disability insurance premium and the value of the term life insurance premium included for such year in the last column to this table.

(3)Imputed income of $98,850 for use of Company facilities and $45,437 tax gross-up thereon, disability insurance premium of $4,312 and tax gross-up of $5,104 on the foregoing disability insurance premium and the value of the term life insurance premium included for such year in the last column to this table.

(4)Disability insurance premium of $8,243 and tax gross-up of $8,305 on the foregoing disability insurance premium and the value of the term life insurance premium reported under footnote 17 to this table.

(5)Disability insurance premium of $6,783 and tax gross-up of $6,528 on the foregoing disability insurance premium and the value of the term life insurance premium included for such year in the last column to this table.

(6)Disability insurance premium of $6,478 and tax gross-up of $4,727 on the foregoing disability insurance premium and the value of the term life insurance premium included for such year in the last column to this table.

(7)Disability insurance premium of $16,347 and tax gross-up of $17,622 on the foregoing disability insurance premium and the value of the term life insurance premium reported under footnote 18 to this table.

(8)Disability insurance premium of $16,262 and tax gross-up of $14,360 on the foregoing disability insurance premium and the value of the term life insurance premium included for such year in the last column to this table.

(9)Disability insurance premium of $16,182 and tax gross-up of $11,887 on the foregoing disability insurance premium and the value of the term life insurance premium included for such year in the last column to this table.

(10)Disability insurance premium of $12,089 and tax gross-up of $11,899 on the foregoing disability insurance premium and the value of the term life insurance premium reported under footnote 19 to this table.

(11)Disability insurance premium of $12,020 and tax gross-up of $11,410 on the foregoing disability insurance premium and the value of the term life insurance premium included for such year in the last column to this table.

(12)Disability insurance premium of $11,955 and tax gross-up of $8,668 on the foregoing disability insurance premium and the value of the term life insurance premium included for such year in the last column to this table.

(13)Disability insurance premium of $2,957 and tax gross-up of $3,365 on the foregoing disability insurance premium and the value of the term life insurance premium reported under footnote 20 to this table.

(14)As  of December 31, 1994, the number and value of shares of restricted stock held by Messrs. Agee, Hanks, Grant,  Tinstman, and Zarges were, respectively:  0 shares;  32,000 shares valued at $400,000; 0  shares; 0 shares; and 8,750 shares valued at $109,375. Dividends are payable  on all shares of restricted stock  to the  extent the Company declares a dividend.  On February 7, 1994, Mr. Hanks was granted an award of 40,000 shares of restricted stock, which vested  immediately with  respect to  20% of the  shares, with  the remainder vesting  in four equal increments over the  following four  years. On August  6, 1993,  Mr. Zarges  was granted  an award of 5,000 shares of restricted stock, which vests in four equal increments on each of the first, second, third, and fourth anniversaries of  the date  of grant. On May 13, 1994, Mr. Zarges was granted an award of 5,000 shares of restricted stock, which vests in four equal increments on each of the  first, second, third, and fourth anniversaries of the date of grant.

(15)This column discloses amounts paid under the Company's 3-Year Plan. For a description of such plan, see the section herein titled Long-Term Incentive
Plans. A. 3-Year Plan.

(16)Amount  is comprised of $7,500 matching contributions to employee's ESOP and
401(k)  accounts,  $30,000  matching  contribution  to  employee's  Supplemental
Savings  Plan account and $32,540 attributable to a life insurance policy on Mr.
Agee's life  under  the Key  Executive  Life  Insurance Plan,  of  which  $3,375 represents  the  dollar value  of the  term life  insurance premium  and $29,165 represents Mr. Agee's interest in the policy's cash surrender value as projected on an actuarial basis attributable to the 1994 premium.

(17)Amount is comprised of $7,500 matching contributions to employee's ESOP and 401(k) accounts, $10,607 matching contribution to employee's Supplemental
Savings Plan account, $3,969 for service recognition and $9,140 attributable to a life insurance policy on Mr. Hanks' life under the Key Executive Life
Insurance Plan, of which $523 represents the dollar value of the term life insurance premium and $8,617 represents Mr. Hanks' interest in the policy's cash surrender value as projected on an actuarial basis attributable to the 1994 premium.

(18)Amount is comprised of $7,500 matching contributions to employee's ESOP and 401(k) accounts, $8,750 matching contributions to employee's Supplemental
Savings Plan and Deferred Compensation Plan accounts and $16,822 attributable to a life insurance policy on Mr. Grant's life under the Key Executive Life
Insurance Plan, of which $960 represents the dollar value of the term life insurance premium and $15,862 represents Mr. Grant's interest in the policy's cash surrender value as projected on an actuarial basis attributable to the 1994 premium.

(19)Amount  is comprised of $7,115 matching contributions to employee's ESOP and
401(k)  accounts,   $7,115  matching   contributions  to   employee's   Deferred
Compensation  Plan account, $2,090 attributable to a rebate paid to Mr. Tinstman by the Company  as a  result of  savings realized by  booking air  travel at  an economy  class  and  $12,531 attributable  to  a  life insurance  policy  on Mr.
Tinstman's life  under the  Key Executive  Life Insurance  Plan, of  which  $470 represents  the  dollar value  of the  term life  insurance premium  and $12,061 represents Mr.  Tinstman's interest  in  the policy's  cash surrender  value  as projected on an actuarial basis attributable to the 1994 premium.

(20)Amount is comprised of $7,500 matching contributions to employee's ESOP and 401(k) accounts, $4,685 matching contributions to employee's Supplemental
Savings Plan and Deferred Compensation Plan accounts and $11,659 attributable to a life insurance policy on Mr. Zarges' life under the Key Executive Life
Insurance Plan, of which $415 represents the dollar value of the term life insurance premium and $11,244 represents Mr. Zarges' interest in the policy's cash surrender value as projected on an actuarial basis attributable to the 1994 premium.

    OPTION  GRANTS.    The  following  table  summarizes  pertinent  information
concerning individual grants of stock options, including a theoretical grant date present value for each such grant:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS
----------------------------------------------------------------------------------------------------
                                   NUMBER OF
                                   SECURITIES         % OF TOTAL
                                   UNDERLYING        OPTIONS/SARS          EXERCISE
                                    OPTIONS/          GRANTED TO           OR BASE
                                      SARS           EMPLOYEES IN           PRICE         EXPIRATION         GRANT DATE
NAME                               GRANTED (#)      FISCAL YEAR(1)          ($/SH)           DATE         PRESENT VALUE ($)
---------------------------------------------------------------------------------------------------------------------------
William J. Agee                    300,000(2)            11.4                16.0000       04/26/04          2,779,000(3)
Stephen G. Hanks                    50,000(4)             1.9                25.3125(5)    02/07/04            742,000(6)
                                    50,000(7)             1.9                16.0000       04/26/04            463,000(8)
Stephen R. Grant                         0                  0                                                        0
Robert A. Tinstman                  15,000(9)             0.6                 5.4375       07/14/04             61,980(10)
Thomas H. Zarges                         0                  0                                                        0

------------------------
(1)The percentages set forth in this column are calculated based upon the aggregate number of stock options granted during the year to employees of the Company and its subsidiary, MK Rail Corporation, and its then subsidiary, MK Gold Company. The total number of options granted to employees of such companies were as follows: Company, 263,500; MK Rail Corporation, 1,501,000; and MK Gold Company, 876,800. Thus, options granted in the aggregate during 1994 were 2,641,300.

(2)These options were granted to Mr. Agee by MK Rail Corporation, a majority-owned, publicly traded subsidiary of the Company. The stock options were granted on April 26, 1994, the effective date of an initial public offering of common stock of MK Rail Corporation, at the initial public offering price of $16.00 per share. Twenty-five percent of the options vested on July 20, 1994; the remainder were scheduled to vest in three equal installments on the anniversaries of the first vesting date. However, Mr. Agee's employment with the Company ceased on February 9, 1995. The MK Rail Corporation Stock Incentive Plan provides that upon termination of employment, an optionee is entitled to exercise all options then vested for a period of one year provided such termination was due to death, disability or retirement. In the case of termination for cause, the options immediately terminate and are no longer exercisable. In the case of termination for any other reason not previously described, the optionee is entitled to exercise all options then vested for a period of three months. All of Mr. Agee's MK Rail options expired without having been exercised.

Limited Stock Appreciation Rights ("LSARs") in a like number were granted to the optionee in conjunction with the grant of stock options. An LSAR provides the optionee with the right, under certain circumstances, to receive cash in an amount equal to the difference between the exercise price of the option and its fair market value on the date of exercise. Subject to the conditions below, LSARs are exercisable only to the extent the underlying options are exercisable. When an LSAR is exercised, the underlying option is canceled, and vice versa. LSARs may not be exercised within six months of the date of grant and may be exercised only during the 60-day period following a "trigger event," as defined in the plan pursuant to which the LSARs were granted. Such trigger events generally involve circumstances constituting a change in control of the company granting the stock option.

(3)This dollar amount is the result of calculations using the Black-Scholes based option valuation model. In calculating the grant date present value set forth in the table, a factor of 56.9% has been assigned to the volatility of the common stock and the annualized dividend yield has been set at 1.58%, both based on 52 weeks of historical data. The risk-free rate of return has been fixed at 7.3%, the rate for a 10-year zero-coupon U.S. Treasury security in April 1994, the month of grant. The actual option term of ten years has been used and the grant date present value has been discounted by 3% per year for risk of forfeiture due to vesting restrictions. The grant date present value set forth in the table is a theoretical value and may not accurately determine present value. The actual value, if any, the optionee will realize will depend on the excess of the fair market value of the common stock over the exercise price on the date the option is exercised.

(4)The stock options were granted by the Company on February 7, 1994. The options become exercisable in four equal installments beginning on the first anniversary of the date of grant. Limited Stock Appreciation Rights ("LSARs") in a like number were granted to the optionee in conjunction with the grant of the stock options. For a description of the LSARs, see footnote 2 to this table.

(5)The options were granted at the fair market value of the Company's common stock on the date of grant. However, over the 10-year term of the option, the exercise price of the option varies inversely with the market value of the stock. Specifically, the exercise price of the option and LSAR will be determined at the date of exercise of the option and LSAR as follows:

    (i) if the fair market value per share at the date of grant is greater than or equal to the fair market value per share at the date of exercise, the exercise price will be equal to the fair market value per share at the date of exercise; or

    (ii) if the fair market value per share at the date of exercise is greater than the fair market value per share at the date of grant, the exercise price will be equal to the fair market value per share at the date of grant reduced (but not below zero) by the difference between the fair market value at the date of exercise and the fair market value at the date of grant.

Notwithstanding the foregoing, in no event shall the exercise price per share be less than the par value per share.

(6)This dollar amount is the result of calculations using the Black-Scholes based option valuation model. In calculating the grant date present value set forth in the table, a factor of 30.74% has been assigned to the volatility of the common stock and the annualized dividend yield has been set at 3.74%, both based on 36 months of historical data. The risk-free rate of return has been fixed at 6.5%, the rate for a 10-year zero-coupon U.S. Treasury security in February 1994, the month of grant. The actual option term of ten years has been used and the grant date present value has been discounted by 3% per year for risk of forfeiture due to vesting restrictions. The grant date present value has been multiplied by a factor of 2.0 to reflect the variable exercise price which effectively doubles the potential stock option gain which may be achieved by the option grant. The grant date present value set forth in the table is a theoretical value and may not accurately determine present value. The actual value, if any, the optionee will realize will depend on the excess of the market value of the common stock over the exercise price on the date the option is exercised.

(7)These  options  were  granted  to  Mr.  Hanks  by  MK  Rail  Corporation,   a
majority-owned,  publicly traded  subsidiary of  the Company.  The stock options were granted on April 26, 1994, the effective date of an initial public offering of common stock of MK Rail Corporation, at the initial public offering price  of
$16.00  per share. Twenty-five percent  of the options vested  on July 20, 1994;
the remainder will vest in three equal installments on the anniversaries of  the first vesting date. Limited Stock Appreciation Rights ("LSARs") in a like number were granted to the optionee in conjunction with the grant of the stock options.
For a description of the LSARs, see footnote 2 to this table.

(8)This dollar amount was calculated in a manner identical to that described for Mr. Agee's grant of MK Rail Corporation stock options. See footnote 3 to this table.

(9)These options  were granted  to Mr.  Tinstman on  July 14,  1994 by  MK  Gold
Company, then a minority-owned, publicly traded subsidiary of the Company. One third of the options were to vest on each of the anniversary dates of the original date of grant. Limited Stock Appreciation Rights ("LSARs") in a like number were granted to the optionee in conjunction with the grant of the stock options. (For a description of the LSARs, see footnote 2 to this table.)
However, on June 6, 1995, the Company sold its interests in MK Gold Company  and
Mr.  Tinstman resigned as  a director of  MK Gold Company;  and consequently Mr.
Tinstman forfeited all of his MK Gold Company options on that date.
(10)This dollar amount is the result of calculations using the Black-Scholes based option valuation model. In calculating the grant date present value set forth in the table, a factor of 69.78% has been assigned to the volatility of the common stock and the annualized dividend yield has been set at 0%, both based on 52 weeks of historical data. The risk-free rate of return has been fixed at 7.3%, the rate for a 10-year zero-coupon U.S. Treasury security in July
1994, the month of grant. The actual option term of ten years has been used and the grant date present value has been discounted by 3% per year for risk of forfeiture due to vesting restrictions. The grant date present value set forth in this table is a theoretical value and may not accurately determine present value. The actual value, if any, the optionee will realize, will depend on the excess of the fair market value of the common stock over the exercise price on the date the option is exercised.

    AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES. The following table summarizes pertinent information concerning the exercise of stock options during fiscal year 1994 by each of the Named Executives and the fiscal year-end value of unexercised options:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                                NUMBER OF
                                                                          SECURITIES UNDERLYING       VALUE OF UNEXERCISED,
                                                                               UNEXERCISED                IN-THE-MONEY
                                                                               OPTIONS/SARS              OPTIONS/SARS AT
                                                                          AT FISCAL YEAR END (#)       FISCAL YEAR END ($)
                                   SHARES ACQUIRED         VALUE               EXERCISABLE/               EXERCISABLE/
NAME                               ON EXERCISE (#)      REALIZED ($)          UNEXERCISABLE               UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------------------
William J. Agee                           0                  0               315,000/265,000                   0/0
Stephen G. Hanks                          0                  0                46,202/107,500                   0/0
Stephen R. Grant                          0                  0                50,000/10,000                    0/0
Robert A. Tinstman                        0                  0                41,602/30,000                    0/0
Thomas H. Zarges                          0                  0                12,750/12,250                    0/0

    LONG-TERM INCENTIVE PLANS.

    A. 3-YEAR PLAN. On October 31, 1991 the Company established the 3-Year Plan. Participation in the 3-Year Plan is limited to those individuals who are able to influence significantly the Company's long-term performance and who are selected to participate by the Compensation Committee.

    The 3-Year Plan is designed to compare Total Shareholder Return(10) for the Company at the end of the initial three-year period (January 1, 1989 to December 31, 1991) and each rolling three-year period thereafter, against Total
Shareholder Return for the same period for each of 12 other companies ("Competitors")(11) which operate primarily in the same markets in which the Company operates.

    At the end of each three-year performance period, each Competitor and the Company are ranked based upon their Total Shareholder Return. The 3-Year Plan provides that targeted bonuses(12), if any, are paid at the end of each performance period according to the following table:

         COMPANY'S PERCENTILE RANKING                   PERCENT OF TARGET BONUS EARNED
           WITHIN COMPETITOR GROUP                             BY PARTICIPANTS
----------------------------------------------------------------------------------------------
                  0 to 35th                                           0%
                    47.5th                                           50%
                     60th                                            100%
                    72.5th                                           150%
                 85 to 100th                                         200%

A percentile ranking falling between numbers is interpolated.

    In the event of a change in control, as defined in the 3-Year Plan, bonuses become immediately payable. Such bonuses would be based upon Total Shareholder Return calculated as of the last day of the month immediately preceding the month in which the change in control occurred and would be prorated based upon the number of full calendar months of service rendered by the participant during the performance period and prior to the change in control.

-------------------
(10)Total Shareholder Return for each three-year performance period is defined as the percentage obtained for a company by dividing (a) by (b) where (a) equals (the 30-day average of the Company's closing stock price for the last month of the performance period less the 30-day average of the Company's closing stock price for the month immediately preceding the first month of the performance period) plus dividends declared to be paid to stockholders on those record dates falling within the peformance period and (b) equals the 30-day average of the Company's closing stock price for the month immediately preceding the first month of the performance period.

(11)The competitors are Guy F. Atkinson Company of California; Blount, Inc.; CBI Industries, Inc.; CRSS Inc.; Ensearch Corporation; Fluor Corporation; Foster Wheeler Corporation; Jacobs Engineering Group, Inc.; McDermott International, Inc.; Perini Corporation; Stone & Webster, Incorporated and The Turner Corporation.

(12)The Compensation Committee, in conjunction with recommendations previously made by compensation experts, has set each participant's target bonus which is a percentage of his base salary. Target bonus percentages for Messrs. Agee, Grant, Hanks and Tinstman for the three-year period ending on December 31, 1994 were 45%, 35%, 35% and 35% of base compensation, respectively.

    On February 7, 1994, the Named Executives were designated as participants in the 3-Year Plan for the 1994-1996 performance period. Accordingly, the following table summarizes estimated payment information under the 3-Year Plan for the performance period January 1, 1994 through December 31, 1996:

        LONG-TERM INCENTIVE PLAN -- ESTIMATED PAYOUTS UNDER 3-YEAR PLAN

                                                                  ESTIMATED FUTURE PAYOUTS
                                                           ---------------------------------------
                               PERFORMANCE                 THRESHOLD(1)    TARGET(2)   MAXIMUM(3)
     NAME                  PERIOD UNTIL PAYOUT                  ($)           ($)          ($)
--------------------------------------------------------------------------------------------------
William J.            January 1, 1994 - December 31, 1996            0             0            0
 Agee(4)
Stephen G.            January 1, 1994 - December 31, 1996        2,982       105,000      210,000
 Hanks
Stephen R.            January 1, 1994 - December 31, 1996        1,392        49,000       98,000
 Grant
Robert A.             January 1, 1994 - December 31, 1996        2,982       105,000      210,000
 Tinstman
Thomas H.             January 1, 1994 - December 31, 1996        2,485        87,500      175,000
 Zarges

------------------------
(1)Assumes that the Company's Total Shareholder Return falls on the 35.71st percentile when ranked with the Competitors.
(2)Assumes that the Company's Total Shareholder Return falls on the 60th percentile when ranked with the Competitors.
(3)Assumes that the Company's Total Shareholder Return falls above the 85th percentile when ranked with the Competitors.
(4)In order for a participant to be entitled to an award under the 3-Year Plan, such individual generally must be rendering services to the Company on the last day of the performance period. Mr. Agee ceased rendering services to the Company on February 9, 1995. The performance period will end on December 31, 1996. Accordingly, Mr. Agee is not entitled to any benefit thereunder. Mr. Agee's employment agreement, described under the section herein titled "Employment Contracts and Change In Control Arrangements," may override the above provisions of the 3-Year Plan under certain circumstances and require the immediate vesting and payout of any awards accrued under the 3-Year Plan. No amounts have been accrued under the 3-Year Plan for the January 1, 1994 through December 31, 1996 performance period cycle. Thus, even if the overriding provisions of Mr. Agee's employment contract were to become applicable, he would not be entitled to receive any award under the 3-Year Plan for such cycle.

    B. INDIVIDUAL 5-YEAR PLANS. During 1993, Messrs. Hanks and Tinstman were awarded participation in long-term incentive plans that were tailored to each of their positions (the "Individual 5-Year Plans"). Such plans provide the participants with an opportunity for a cash award at the end of a five-year performance period. No shares of Company common stock, performance units or other stock rights are involved.

    Mr. Hanks' Individual 5-Year Plan measures annually (over the five-year period January 1, 1993 to December 31, 1997) the Company's after-tax net income as a percentage of its average total capital. In the case of Mr. Tinstman, who was the President of the Mining Group, the performance formula is modified to measure over the same period the contribution to net income at the Mining Group level over such group's average annual capital employed ("ROTC").

    A positive award pool is created each year during the performance period in an amount equal to the Company's net income (in the case of Mr. Hanks) or contribution to net income by each group (in the case of Mr. Tinstman) in excess of the predetermined ROTC goal set by the Compensation Committee. The award pool is not capped at any maximum amount. If net income or contribution to net income falls below the ROTC goal in any given year, the amounts by which the Company or Mining Group failed to meet its goal become a negative award pool for such individual. The negative award pool is not capped at any maximum amount.

    Each participant shares in the annual award pool (which may be positive or negative based upon Company or group performance) applicable to his position in accordance with a sharing percentage established by the Compensation Committee. The participant's share of the award pool, which may be positive or negative, is not paid to the executive. Rather, such amounts are tracked throughout the five-year performance period by the Company and "netted" at the end thereof. Assuming that the "cumulative" five-year award is positive, it can be adjusted upward if the compound annual growth rate in the Company's stock price exceeds targets established by the Compensation Committee. This latter adjustment is applicable only to Mr. Hanks and not to Mr. Tinstman. Payments to participants under the Individual 5-Year Plans, if any, are reduced by payments received by participants during the same period under the Company's 3-Year Plan and for awards of restricted stock granted as incentive compensation during such period.

    Except in the case of death, disability or termination without cause, any payments due to participants under the Individual 5-Year Plans will be made within 120 days following December 31, 1997. In the event of a change in control, as defined in the Individual 5-year Plans, the participants' accrued awards are immediately vested and payable.

    It is impossible for the Company to estimate with reasonable accuracy the many variables affecting potential payments under the Individual 5-Year Plans. Thus, it is impossible to determine whether participation in the Individual 5-Year Plans by Messrs. Hanks and Tinstman will result in cash bonuses to them at the end of the performance period and, if so, in what amounts. However, if one assumed that such plans were terminated as of December 31, 1994, Messrs. Hanks and Tinstman would be entitled to receive the following unaudited amounts:
$0 and $1,298,260, respectively.

    Although Mr. Zarges was awarded participation in an Individual 5-Year Plan during 1994 applicable to his position as President of the Engineering, Construction and Environmental Group, no such plan was drafted. If such plan is ultimately drafted for Mr. Zarges, it will function in all material respects as the plan described for Mr. Tinstman.

    C. CEO 5-YEAR PLAN. In February 1991, the Compensation Committee approved the Key Executive Long-Term Incentive Plan ("CEO 5-Year Plan") upon the advice of independent compensation experts. The plan measures annually return on total capital ("ROTC") over the five-year period January 1, 1991 to December 31, 1995. An award pool is created each year in the amount by which net income exceeds the ROTC goal set by the Compensation Committee at the beginning of the five-year performance period. If net income for a given year meets but does not exceed the ROTC goal established by the Compensation Committee, the award pool for such year is $0. Finally, the award pool is negative in the amount by which net income falls below the ROTC goal for a given year.

    Mr. Agee, who was the only Named Executive to participate in the CEO 5-Year Plan, is credited with a percentage of the annual pool (whether the pool is positive or negative) based on a table of percentages established by the Compensation Committee at the beginning of the five-year performance period. Annual awards are not paid but are "tracked" over the performance period. At the end of the performance period, the annual awards (whether positive or negative) are "netted" against one another for a cumulative award. If the cumulative award is negative, no award is paid to Mr. Agee. If the cumulative five-year award is positive, it may be adjusted upward if the compound annual growth rate in the Company's stock price over the performance period exceeds targets established by the Compensation Committee. Any payments to be awarded to Mr. Agee under the 5-Year Plan are to be offset by payments received by him during the same period under the Company's 3-Year Plan.

    On February 9, 1995, Mr. Agee terminated employment with the Company. Mr. Agee's net accrual for years 1991 through 1994 was negative. Thus, under no circumstances would Mr. Agee be entitled to receive an award from the CEO 5-Year Plan.

    PENSION. Company retirement or actuarial benefits to the Named Executives are derived principally from three sources: (i) an annuity issued by United Pacific Life Insurance Company arising out of the termination of the Morrison Knudsen Corporation Retirement Plan established January 1, 1970 and terminated December 12, 1987 ("UPL Annuity"); (ii) a retirement benefit from the Morrison Knudsen Corporation Retirement Plan established January 1, 1988 and frozen December 31, 1991 ("Frozen MKRP Benefit"); and (iii) a retirement benefit from supplemental retirement benefit agreements ("SRBA Benefit"). The details as to the source and amount of each Named Executive's retirement benefits are provided below.

    The following table summarizes the estimated annual benefits payable in the form of a straight-life annuity upon normal retirement to each of the Named
Executives:

                                 PENSION TABLE

                                                                                      TOTAL ANNUAL
                                                       FROZEN MKRP   SRBA BENEFIT        BENEFIT
                                     UPL ANNUITY(1)    BENEFIT(2)    AT AGE 65(3)       AT AGE 65
               NAME                        ($)             ($)            ($)              ($)
-----------------------------------------------------------------------------------------------------
William J. Agee                                 0           9,052        335,397(4)       344,449
Stephen G. Hanks                            7,284          13,755              0           21,039
Stephen R. Grant                                0           9,082        254,680(5)       263,762
Robert A. Tinstman                          9,385          17,860         10,568           37,813
Thomas H. Zarges                                0               0              0                0

------------------------
(1)The amounts shown in this column are fixed amounts based upon the formula contained in the Morrison Knudsen Corporation Retirement Plan established January 1, 1970 and terminated December 12, 1987. Such amounts will not increase due to compensation paid or services rendered by the Named Executive after December 12, 1987.
(2)The amounts shown in this column are fixed amounts based upon the formula contained in the Morrison Knudsen Corporation Retirement Plan established January 1, 1988 and frozen December 31, 1991. Such amounts will not increase due to compensation paid or services rendered by the Named Executive after December 31, 1991.
(3)The Company has entered into various nonqualified and unfunded SRBAs or other agreements to provide retirement income to Messrs. Agee, Grant and Tinstman.
Generally, the SRBAs provide each Named Executive, except Messrs. Hanks and Zarges, with a retirement benefit equal to the difference between (a) the retirement benefit that would be payable to such participant under the Morrison Knudsen Corporation Retirement Plan established January 1, 1988 and frozen December 31, 1991, if it were not for certain limits imposed on the Named Executive under the Internal Revenue Code of 1986, as amended; and (b) the Named Executive's Frozen MKRP Benefit. This difference is referred to hereafter as the "Standard SRBA Benefit." In the case of Mr. Tinstman, the Standard SRBA Benefit will not increase, absent any future amendments to his SRBA, due to compensation paid or services rendered after December 31, 1991. Mr. Agee's SRBA, which is part of his employment agreement, also provides that under certain circumstances he is entitled to receive a retirement benefit which, inclusive of the Frozen MKRP Benefit and the Standard SRBA Benefit, will equal 45% of his final average compensation at normal retirement. "Final average compensation" is the average compensation earned by Mr. Agee during the five sequential calendar years of service out of the last ten completed calendar years of service in which his compensation was the highest. If Mr. Agee's employment is terminated for cause, as defined in his employment agreement, the SRBA provides that he is not entitled to receive any retirement benefit thereunder. Pursuant to the terms of the proposed settlement of pending derivative litigation Mr. Agee would relinquish all pension benefits, including SRBA benefits, other than a reduced annual payment. See LEGAL PROCEEDINGS at page 21. Mr. Grant's agreement provides him with additional retirement income equal to the greater of (a) the Standard SRBA Benefit paid in monthly installments; or (b) a monthly benefit at age 65 which, inclusive of the Frozen MKRP Benefit, equals 50% of his highest monthly compensation during the five consecutive years out of the last ten years of service with the Company immediately preceding retirement, less 50% of his unreduced primary social security benefit.
(4)For purposes of this calculation, it was assumed that Mr. Agee was entitled to the SRBA benefit. His final average compensation was calculated as $1,534,977, and was based upon actual compensation received by Mr. Agee during his tenure with the Company. Such benefit was calculated using seven years of credited service with the Company, which was the amount of service Mr. Agee had accrued as of the date of his termination of employment. If one assumed that Mr. Agee's employment with the Company was terminated for cause, as defined in his employment agreement, his SRBA benefit would be $0. Pursuant to the terms of the proposed settlement of pending derivative litigation Mr. Agee would relinquish all pension benefits, including SRBA benefits, other than a reduced annual payment. See LEGAL PROCEEDINGS at page 21.
(5)Mr. Grant's final average compensation is calculated as $503,900 and is based upon actual compensation received by Mr. Grant through December 31, 1994. Such benefit is to accrue over 16 years of service with the Company. Mr. Grant currently has six years of credited service with the Company.

    EMPLOYMENT  CONTRACTS AND CHANGE  IN CONTROL ARRANGEMENTS.   The Company has
entered into the following employment agreements with the Named Executives:

    A. MR. AGEE. On April 2, 1991, the Company entered into a five-year employment agreement (April 2, 1991 through December 31, 1995) with Mr. Agee. Pursuant to the terms of the employment agreement, Mr. Agee was entitled to receive a minimum annual base salary of $750,000 and was to be considered for an annual bonus of at least 50% of his base salary with the actual bonus determined by the Compensation Committee after an assessment of the Company's financial performance and Mr. Agee's strategic accomplishments. He was also entitled to participate in (i) the CEO 5-Year Plan,

(ii) the Key Executive Life Insurance Plan (which provides pre-retirement life insurance of three times base salary, inclusive of the Company's group plan and which provides post-retirement life insurance of one times base salary), (iii) the Key Executive Disability Insurance Plan (which provides a disability benefit of 60% of base salary and annual bonus, inclusive of all Company and government programs) and (iv) all other health and welfare benefits generally available to executive officers of the Company. Upon retirement at age 65, he was to be entitled to receive a retirement benefit of 45% of his final average compensation, less any benefits provided under the Company's frozen MKRP Benefit and the Standard SRBA Benefit. Lesser benefits were payable if he retired before age 65.

    Under the employment agreement, Mr. Agee was also entitled to receive a severance benefit equal to twice his base compensation (which includes such items as base salary, bonuses and participation in health and retirement programs) if his employment was terminated for a reason other than death, disability, cause (as defined in such agreement), voluntary resignation under circumstances not constituting constructive termination or the expiration of the employment agreement. Under such circumstances, the Company was to fully vest all unvested stock options and restricted stock awards previously granted and fully vest and immediately pay any accrued awards and bonuses. Finally, if any payments due under the employment agreement were to result in liability to Mr. Agee for an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, the Company has agreed to pay him an amount which (after deducting any Federal, state and local income taxes payable with respect to such amount) would be sufficient to fully satisfy such tax. If Mr. Agee's employment is terminated for death, disability, cause, as defined in the employment agreement, voluntary resignation not constituting constructive termination, or upon expiration of the agreement, Mr. Agee would not be entitled to any of the benefits described above. Pursuant to the terms of the proposed settlement of pending derivative litigation Mr. Agee would relinquish his severance benefit and would receive only certain specified payments. See LEGAL PROCEEDINGS at page 21.

    B. MR. GRANT. Effective January 1, 1989 the Company entered into an employment agreement with Mr. Grant. The agreement does not set forth a minimum term of employment with the Company. However, while employed Mr. Grant is entitled to receive a minimum annual base salary of $310,000 and is to be considered for an annual bonus (with no amount specified). Additionally, he is entitled to participate in the health and welfare benefit plans generally available to all other employees of the Company. Pursuant to the terms of the employment agreement, Mr. Grant received 15,000 options to purchase shares of the Company's common stock and 15,000 shares of restricted Company common stock.

    Under the terms of the employment agreement, Mr. Grant is entitled to receive a severance benefit equal to twice his annual base salary on the date of termination if he terminates his employment for "good reason" as defined in the agreement after the occurrence of a change in control. Additionally, all outstanding options become immediately exercisable and all restrictions on restricted stock awards immediately lapse upon a change in control. In Mr.
Grant's case, the options and restricted stock granted in 1989 are now fully vested and unrestricted. Finally, under the January 1, 1989 employment agreement the Company has agreed to pay Mr. Grant an amount which (after deducting any Federal, state and local income taxes payable with respect to such amount) is equal to the tax, if any, imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

    On October 24, 1994, the Company entered into an additional agreement pursuant to which Mr. Grant's annual base salary will be reduced to $140,000 for the first 500 hours of service during 1995 and 1996, respectively. For services in excess of 500 hours each year, Mr. Grant will be compensated at a rate of $185 per hour. The agreement will expire on December 31, 1996. However, if prior to such expiration Mr. Grant is terminated by the Company without cause, he is entitled to receive the remainder of his salary through December 31, 1996 and certain early retirement benefits pursuant to an agreed upon schedule.

    C. MESSRS. HANKS, TINSTMAN AND ZARGES. Effective January 1, 1993, the Company entered into five-year employment agreements (January 1, 1993 through December 31, 1997) with Messrs. Hanks and Tinstman. Effective January 1, 1994, the Company entered into a similar five-year employment agreement with Mr. Zarges (January 1, 1994 through December 31, 1998). Pursuant to the terms of the employment agreements, Messrs. Hanks, Tinstman and Zarges are entitled to receive a minimum annual base salary of $250,000, $250,000 and $250,000, respectively, and to participate in the Company's annual bonus plan applicable to their corporate position or operating group position. They are also entitled to participate in (i) an Individual 5-Year Plan tailored to their corporate position or operating group position (for a description of such plans, see the section herein titled "Long-Term Incentive Plans. B. Individual 5-Year Plans"), (ii) the Key Executive Life Insurance Plan (which provides pre-retirement life insurance of three times base salary, inclusive of the Company's group plan and which provides post-retirement life insurance of one times base salary), (iii) the Key Executive Disability Insurance Plan (which provides a disability benefit of 60% of base salary and annual bonus, inclusive of all Company and government programs) and (iv) all other health and welfare benefits generally available to executive officers of the Company.

    Under the employment agreements, Messrs. Hanks, Tinstman and Zarges are also entitled to receive a severance benefit equal to twice their base compensation (which includes such items as base salary in effect immediately preceding the termination of employment, bonuses and participation in health and retirement programs) if their employment is terminated for a reason other than death, disability, cause, voluntary resignation under circumstances not constituting constructive termination or the expiration of their employment agreements. Under such circumstances, the Company will fully vest all unvested stock options and restricted stock awards previously granted, and fully vest and immediately pay any accrued awards and bonuses. If any payments due under the employment agreements will result in liability to Messrs. Hanks, Tinstman and Zarges for an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, the Company has agreed to pay to them an amount which (after deducting any Federal, state and local income taxes payable with respect to such amount) is sufficient to fully satisfy such tax.

    INDEBTEDNESS INFORMATION. There are no officers or directors who have had, at any time since January 1, 1994, more than $60,000 of debt to the Company.

    RELATED TRANSACTIONS. On May 18, 1994, Mr. and Mrs. Agee sold their residence located in Boise, Idaho, to PHH Homequity Corporation (the Company's agent for its relocation program) for an amount equal to $650,000. The purchase price for the home, which was held by the Agee's for more than two years, was derived by an average of two real estate appraisals. The appraisals were obtained by the Company from Sullivan Real Estate Appraisal and Appraisals of Value, both headquartered in Boise, Idaho. The purchase of the home for $650,000 by the Company's agent was authorized by the Executive Compensation and Nominating Committee of the Board of Directors. The residence was sold on July 8, 1994 for $628,000 to an independent third party. The Company incurred a loss of ($75,490) in commissions and carrying costs, which included the difference between the purchase price and the sales price, in connection with the purchase and sale of the home.

    FILING DISCLOSURE. Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require the Company's officers and directors and persons who own more than 10% of the Company's common stock to file reports of ownership and changes in ownership with, among others, the Securities and Exchange Commission and to furnish the Company with copies.

    Based on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the last fiscal year all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except John
W. Rogers, Jr. who failed to timely file Form 4, STATEMENT OF CHANGES OF BENEFICIAL OWNERSHIP OF SECURITIES, to report the purchases on May 20, 1993 of 1,000 shares and on April 13, 1994 of 500 shares of the Company's common stock.

    LEGAL PROCEEDINGS. Lawsuits in the following three categories are currently pending against the Company and its directors and/or officers: (1) class actions relating to transactions in the common stock of the Company; (2) class actions relating to the issuance of, and transactions in, the common stock of MK Rail Corporation ("MK Rail") and (3) derivative actions brought by persons who claim to be stockholders of the Company. The plaintiffs in these actions seek various remedies, including compensatory and punitive damages and injunctive relief.

    1. MK SECURITIES CLASS ACTIONS. Seven separate cases have been consolidated as IN RE MORRISON KNUDSEN SECURITIES LITIGATION, No. 94-0334-S-EJL (U.S. District Court, District of Idaho) (first filed July 28, 1994). The plaintiffs in this consolidated action claim to have purchased shares of the Company's common stock during the period of October 15, 1993 to March 20, 1995, and seek to represent a class consisting of all other parties that purchased the Company's common stock during that period. Defendants include the Company, certain of the Company's current and former officers (William J. Agee, Stephen
G. Hanks and James F. Cleary, Jr.), and the Company's auditors. The plaintiffs purport to state claims for violation of certain federal and state securities laws and certain common law claims and seek damages in an unspecified amount based upon allegations, among other things, that the defendants issued false and misleading public statements relating to the Company's business position and future prospects, and that certain of the Company's financial statements were materially inaccurate and/or failed to reflect all required information. The plaintiffs further allege that material misstatements were made in connection with the initial public offering of MK Rail's common stock and thereafter.

    2. MK RAIL SECURITIES CLASS ACTIONS. Two cases relating to the issuance of, and transactions in, the common stock of MK Rail have been consolidated in the U.S. District Court for the District of Idaho. These are: SUSSER, ET. AL. V. AGEE, ET. AL., No. CIV 94-0477-S-LMB (U.S. District Court for the District of Idaho); and NEWMAN, ET. AL. V. AGEE, ET. AL., No. CIV 94-0478-S-EJL (U.S. District Court for the District of Idaho) (both filed October 20, 1994). The plaintiffs in these consolidated actions claim to have purchased shares of common stock of MK Rail during the period of April 26, 1994 to September 29, 1994, and seek to represent a class consisting of all other purchasers of MK Rail's common stock during that period. Defendants include the Company, MK Rail, certain current and former officers and directors of the Company and MK Rail (including William J. Agee, James F. Cleary, Jr., Michael J. Farrell, Stephen G. Hanks and Gilbert E. Carmichael), and the managing underwriters of MK Rail's initial public offering. The plaintiffs purport to state claims for violation of certain federal securities laws and certain common law claims and seek damages in an unspecified amount based upon allegations, among other things, that the defendants issued false and misleading public statements relating to MK Rail's business position and future prospects, and failed to disclose certain required information.

    3. DERIVATIVE ACTIONS. Thirteen derivative actions have been filed in state courts in Idaho and Delaware, naming as defendants certain of the Company's present and former directors and officers. The Company is a nominal defendant in each of these cases. Five of the cases are pending in the Idaho Fourth District Court in Ada County, and eight of the cases are pending in the Delaware Chancery Court in New Castle County. The defendants in the various cases include all of the Company's incumbent directors other than Mr. Miller; certain of the Company's former directors, including William J. Agee, Zbigniew Brzezinski, William P. Clark and Peter V. Ueberroth; certain current and former officers of the Company and MK Rail, including Mr. Agee, Stephen G. Hanks, Robert A. Tinstman, Mark E. Howland, Stephen R. Grant, Gunnar E. Sarsten, Joseph
G. Fearon, Thomas J. Smith and Michael J. Farrell; and (only in the FLORIDA case described below) Mary Cunningham Agee, the wife of the Company's former Chairman.

    The five Idaho derivative cases are as follows: (i) DEKLOTZ, ET. AL. V. MORRISON KNUDSEN CO., ET. AL., No. CV-00-9500605D (Idaho District Court, Ada County) (filed February 13, 1995); (ii) WOHLGELERNTER V. AGEE, ET. AL., No. CV-OC-9500656D (Idaho District Court, Ada County) (filed March 24, 1995); (iii) FLINN V. AGEE, ET. AL., No. CV-OC-9500765D (Idaho District Court, Ada County) (filed February 21, 1995); (iv) STEINER V. AGEE ET. AL., No. CV-OC-9500745D (Idaho District Court, Ada County) (filed

February 17, 1995); and (v) STATE BOARD OF ADMINISTRATION OF FLORIDA V. MORRISON KNUDSEN CORPORATION, ET. AL, No. CV-OC-9502463D (Idaho District Court, Ada County) (filed June 2, 1995). The plaintiffs in the DEKLOTZ case allege, among other things, that the Company's former Chairman breached fiduciary duties to the Company, and that the remaining defendants authorized or acquiesced to his allegedly wrongful conduct and failed to properly supervise his activities. The plaintiffs seek to prevent the Company from making certain payments, including compensation payments to the Company's former Chairman and indemnification payments to the defendants. The plaintiffs purport further to bring claims on behalf of a class of all stockholders of the Company from January 1988 to the present, alleging that the value of the Company's stock held by members of such class has been diminished by the alleged wrongful acts of the defendants. In the WOHLGELERNTER case, the plaintiff alleges, among other things, that the defendants breached fiduciary duties to the Company and/or MK Rail by exposing the Company and MK Rail to securities fraud claims and by artificially inflating the price of the Company's and MK Rail's stock, and further alleges mismanagement of the Company through payment of excessive compensation to the Company's former Chairman. The plaintiff also alleges that another party traded in the Company's stock on the basis of material, non-public information which was available to one of the Company's directors. In the FLINN case, the plaintiff alleges, among other things, that defendant directors breached fiduciary duties by allowing the Company's former Chairman to pursue high-risk strategies and manipulate assets without reasonable inquiry, and by failing to implement effective internal controls relating to dissemination of certain information relating to the Company. In the STEINER case, the plaintiff alleges, among other things, that defendant directors breached fiduciary duties by pursuing high-risk ventures, issuing false and misleading statements regarding the Company's financial condition and wasting company assets through payment of excessive compensation. The plaintiff further alleges that the defendants caused or willfully permitted the Company to issue material misrepresentations in documents filed with the SEC, resulting in the filing of lawsuits against the Company. The plaintiff's allegations in the FLORIDA case repeat certain of the allegations made in the other derivative cases pending in Idaho and Delaware.

    The eight Delaware derivative cases are as follows: (i) STERN V. AGEE, ET. AL., Civil Action No. 14032 (Delaware Chancery Court) (filed February 13, 1995);
(ii) HAGER V. AGEE, ET. AL., Civil Action No. 14034 (Delaware Chancery Court) (filed February 14, 1995); (iii) TROY V. AGEE, ET. AL., Civil Action No. 14167 (Delaware Chancery Court) (filed March 31, 1995); (iv) CAFFREY V. AGEE, ET. AL., Civil Action No. 14033 (Delaware Chancery Court) (filed February 13, 1995); (v) HAMMERSLOUGH V. AGEE, ET. AL., Civil Action No. 14042 (Delaware Chancery Court) (filed February 17, 1995); (vi) ROSENN V. AGEE, ET. AL., Civil Action No. 14106 (Delaware Chancery Court) (filed March 9, 1995); (vii) CITRON V. AGEE, ET. AL., Civil Action No. 14136 (Delaware Chancery Court) (filed March 22, 1995); and
(viii) ANTONICELLO V. AGEE, ET. AL., Civil Action No. 14182 (Delaware Chancery Court) (filed April 4, 1995). The plaintiff in the STERN case alleges, among other things, that the Company's former Chairman breached fiduciary duties to the Company, and that the remaining defendants authorized or acquiesced to allegedly wrongful conduct on the part of the Company's former Chairman and failed to properly supervise his activities. The plaintiff further alleges waste of company assets through payment of excessive compensation. The plaintiff in the CAFFREY case alleges, among other things, that the defendant directors breached fiduciary duties by wasting company assets through payment of excessive compensation to the Company's former Chairman. The plaintiffs allegations in the HAGER AND TROY, ROSENN, CITRON and ANTONICELLO cases parallel those of the Stern complaint, and the plaintiffs allegations in the HAMMERSLOUGH case parallel those of the CAFFREY complaint.

    Settlement discussions have been held among the Company, MK Rail, certain of their present and former officers and directors, their insurance carriers, the underwriter defendants and plaintiffs. These discussions have resulted in agreements as to the principal terms of settlement of the MK Securities Class Actions, the MK Rail Securities Class Actions, and the Derivative Actions (other than the FLORIDA case pending in Idaho) as to all defendants in those cases other than the Company's auditors. As of the record date for the Annual Meeting, discussions are continuing between certain of the plaintiffs and defendants with respect to certain open issues. It is anticipated that these agreements will be followed by formal settlement documentation; the settlement then will be submitted for and be subject to approval by the appropriate courts. The settlement terms will require the Company, as its share of the settlement, to (i) issue 2,976,923 shares of Common Stock in connection with the settlement of the MK Securities Class Actions, (ii) issue 869,231 shares of Common Stock in connection with the settlement of the MK Rail Securities Class Actions, (iii) pay the net (after plaintiffs attorneys fees and related expenses) insurance proceeds received by the Company in connection with the settlement of the Derivative Actions into a settlement fund to be created in connection with the settlement of the MK Securities Class Actions and (iv) implement certain corporate governance procedures (including, among other things, making reasonable efforts to appoint up to seven additional non-employee directors, a presumption that Board and Stockholders meetings will be held in Boise or certain other specified locations, disclosure of certain common memberships of directors or their immediate families on governing bodies of not-for-profit organizations, and a requirement that future executive compensation not be based on non-recurring items without stockholder approval). In addition, the defendant non-employee directors (other than Mrs. Peden) would relinquish five years of credited service for purposes of the Company's Retirement Plan for Non-Employee Directors. The settlement terms would also require MK Rail, as its share of the settlement of the MK Rail Securities Class Actions, to issue 413,793 shares of Common Stock and shares of a new class of Preferred Stock with a redemption value of $1 million. The Company's insurance carriers will pay $35 million (including the amounts referred to in clause (iii) above) on behalf of the individual defendants in the MK Securities Class Actions and the Derivative Actions, and MK Rail's insurance carrier will pay $6 million into a settlement fund to be created in connection with the settlement of the MK Rail Securities Class Actions, such payment to be made with respect to the individual defendants in those cases. The funds paid by MK Rail's insurance carrier will include the purchase from the settlement fund of the MK Rail Preferred Stock referred to above for $1 million. As part of the proposed settlement of the Derivative Actions, Mr. Agee would relinquish his claim to contractual severance pay and all other contractual benefits other than his Supplemental Savings Plan account (approximately $350,000 as of April 20, 1995, the date the Plan was terminated), a reduced lifetime (with right of survivorship) annual supplemental retirement benefit of $99,750 commencing in 1995, and Company-paid medical and dental benefits for Mr. Agee and his family.

    In connection with the agreements as to the principal terms of settlement of the MK Securities Class Actions, the MK Rail Securities Class Actions, and the Derivative Actions (other than the FLORIDA case pending in Idaho), the Company has accrued an estimated liability of $29 million at December 31, 1994. However, there can be no assurance that all the parties to these agreements will agree on the terms of the final settlement or that such final settlement will be approved by the appropriate courts.

    VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF. The following table shows the persons (as the term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Company to beneficially own more than 5% of the Company's common stock. It also shows the same information for all directors of the Company, the Named Executives, and the directors and other executive officers of the Company as a group:

                                                                 (2)
                                                     NUMBER OF SHARES AND NATURE
                                                     OF BENEFICIAL OWNERSHIP AS          (3)
                        (1)                            OF MAY 31, 1995, UNLESS    RIGHT TO ACQUIRE        (4)
                 NAME AND ADDRESS                    OTHERWISE NOTED (INCLUDING   WITHIN 60 DAYS OF     PERCENT
                OF BENEFICIAL OWNER                   SHARES IN COLUMN (3))(1)      MAY 31, 1995      OF CLASS(2)
------------------------------------------------------------------------------------------------------------------
Mellon Bank Corporation                                        2,111,368(3)                   0            6.12%
  Mellon Bank Center
  Pittsburgh, PA 15258
Systematic Financial Management, Inc.                          1,717,129(4)                   0            5.00%
  Two Executive Drive
  Fort Lee, NJ 07024
Directors:
John Arrillaga                                                    14,000                  8,000            *
Lindsay E. Fox                                                    12,000                 12,000            *
Christopher B. Hemmeter                                           14,000                 12,000            *
Peter S. Lynch                                                    19,000                 12,000            *
Robert A. McCabe                                                  12,806                 12,000            *
Robert S. Miller, Jr.                                             20,000                      0            *
Irene C. Peden                                                    12,200                  7,000            *
Gerard R. Roche                                                   12,000                  8,000            *
John W. Rogers, Jr.                                               10,500                  8,000            *
Robert A. Tinstman                                                81,998                 49,602            *
Named Executives:
William J. Agee                                                  156,090(5)                   0            *
Stephen R. Grant                                                  57,977                 55,000            *
Stephen G. Hanks                                                  98,977(6)              54,952            *
Thomas H. Zarges                                                  26,295(7)              15,250            *
All Directors and Executive Officers
 as a Group (16)                                                 436,390(8)             299,554            1.27%

------------------------
*Indicates that the percentage of shares beneficially owned does not exceed 1% of the class.
(1)For purposes of this table, shares are considered to be "beneficially" owned if the person directly or indirectly has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities; and a person is considered to be the beneficial owner of shares if that person has the right to acquire the beneficial ownership of the shares within 60 days of May 31, 1995, unless otherwise noted. The numbers shown in this column include shares allocated to an employee's account under the Company's Employee Stock Ownership Plan and include shares purchased under the Company's 401(k) Savings Plan by an employee who has shared voting power and sole dispositive power over such shares, except in cases where dispositions are required by law.
(2)The percentages shown are calculated based upon the shares indicated in column (2).
(3)Mellon Bank Corporation ("Mellon") filed an Amendment No. 5 to Schedule 13G dated January 25, 1995 with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The Amendment No. 5 to Schedule 13G states that as of January 25, 1995 Mellon and certain of its subsidiary corporations are the beneficial owners of 2,111,368 shares of the Company's common stock of which Mellon has sole voting power as to 186,000 shares, shared voting power as to 1,924,368 shares, sole dispositive power as to 185,000 shares and shared dispositive power as to 4,000 shares. Mellon Bank, N.A., a subsidiary of Mellon, has acted as trustee of the Company's Employee Stock Ownership Plan ("ESOP") which was terminated effective May 10, 1995. Amendment No. 5 to Schedule 13G states that on January 25, 1995 Mellon Bank, N.A. held 1,922,368 shares, which shares are included in the total above. Upon termination of the Plan, participants were given the immediate right to receive their account balances under the ESOP or to have them transferred to the Company's 401(k) Savings Plan or any other plan or IRA that can receive an eligible rollover distribution.

(4)Systematic  Financial Management,  Inc. ("SFMI")  filed a  Schedule 13G dated
February 13, 1995 with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The Schedule 13G states that as of December 31,
1994 SFMI and certain of its subsidiary corporations are the beneficial owners of 1,717,129 shares of the Company's common stock of which SFMI has sole voting power as to 0 shares, shared voting power as to 125,045 shares, sole dispositive power as to 1,717,129 shares and shared dispositive power as to 0 shares.
(5)Based on best records available to the Company.
(6)Of such shares, Mr. Hanks has sole power to vote and no power to dispose of 24,000 shares.
(7)Of such shares, Mr. Zarges has sole power to vote and no power to dispose of 7,500 shares.
(8)Of such shares, certain executive officers have sole power to vote and no power to dispose of 33,750 shares beneficially owned by them.

2.  RATIFICATION OF APPOINTMENT OF AUDITORS.

    The Board of Directors of the Company has appointed Deloitte & Touche LLP as auditors to make an examination of the consolidated financial statements of the Company and its subsidiary corporations for the fiscal year ending December 31, 1995. This firm of independent public accountants has served as the Company's auditors since February, 1989. A proposal that the appointment of Deloitte & Touche LLP be ratified will be submitted to stockholders at the meeting, and the Board of Directors recommends ratification of the appointment. Representatives of Deloitte & Touche LLP will be present at the meeting, will be given the opportunity to make a statement if they wish and will be available to respond to appropriate questions.

    The Audit Committee of the Company's Board of Directors has approved a policy which states that the Company's principal independent accountants may be engaged to perform any service normally provided by accounting firms to publicly held clients, provided that management is satisfied that the independence requirements of the American Institute of Certified Public Accountants and the Securities and Exchange Commission have been met. The Audit Committee, after reviewing compliance with this policy, has approved all services rendered.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE
           RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

                 STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

    In order for any proposal submitted by a stockholder for action at the Company's 1996 Annual Meeting of Stockholders to be considered for inclusion in the Company's 1996 Proxy Statement, such proposal must be submitted in a letter to the Secretary of the Company and received on or before January 5, 1996, in the form required by and subject to the other requirements of applicable rules of the Securities and Exchange Commission. Nominations for members of the Board of Directors must follow the procedures described in the section herein titled "Executive Compensation and Nominating Committee."

                            SOLICITATION OF PROXIES

    Proxies are being solicited from the Company's stockholders on behalf of the Board of Directors, whose names appear on page 2 herein. The cost of such solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telephone, facsimile or telegram. Such directors will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the Company's common stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith. The Board of Directors intends to utilize the services of

Georgeson & Company Inc. of New York, New York, an investor relations, counseling and proxy solicitation firm, in connection with this solicitation of proxies. Although the exact cost of those services is not known at this time, it is anticipated that the cost will be approximately $8,000.

Dated: August 7, 1995                          BY   ORDER   OF   THE   BOARD   OF  DIRECTORS
                                               Stephen G. Hanks
                                               Executive  Vice  President  and  Chief  Legal
                                               Officer

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        OF MORRISON KNUDSEN CORPORATION

COMMON SHARES:

    The undersigned hereby constitutes and appoints Robert A. Tinstman and Stephen G. Hanks, or either one of them, with full power of substitution, as attorneys and proxies to appear and vote all of the shares of stock designated as "Common" on the reverse side of this proxy card and which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Morrison Knudsen Corporation (the "Company") to be held at the Central Plaza Building of the Company's World Headquarters Office located at 720 Park Boulevard, Boise, Idaho, on Friday, September 8, 1995 at 11:00 a.m., and at any and all adjournments thereof, for the election of the nominees listed on the reverse side of this proxy card, or their respective substitutes, as directors; for the ratification of the selection of Deloitte & Touche LLP as independent auditors; and on any other matters properly brought before the meeting or any adjournments thereof, and as to such other matters the undersigned hereby confers discretionary authority, with all the powers which the undersigned would possess if personally present. Norwest Bank Minnesota, N.A., as agent for the Morrison Knudsen Corporation Dividend Reinvestment Plan ("DRP"), grants to the DRP participants the power to vote shares held in such participants' accounts and such shares, if any, are included in the number of shares designated as Common. The shares designated on the reverse side of this proxy card as Common and represented by this proxy will be voted as directed by the shareholder. Where no direction is given when the duly executed and dated proxy is returned, such shares will be voted FOR each nominee listed in Item 1 and FOR Item 2 if such items are presented at the meeting.

EMPLOYEE STOCK OWNERSHIP PLAN, 401(K) SAVINGS PLAN AND EMPLOYEE STOCK PURCHASE PLAN SHARES:

    The undersigned hereby directs Mellon Bank, N.A., as trustee of the Morrison Knudsen Corporation Employee Stock Ownership Plan ("ESOP"), T. Rowe Price Trust Company, as trustee of the Morrison Knudsen Corporation 401(k) Savings Plan ("401(k)") and/or Norwest Bank Minnesota, N.A., as agent for the Morrison Knudsen Corporation Employee Stock Purchase Plan ("ESPP"), to vote all of the shares designated on the reverse side of this proxy card as held in the name of the undersigned in the ESOP, 401(k) and/or ESPP at the Annual Meeting of Stockholders of Morrison Knudsen Corporation (the "Company") to be held at the Central Plaza Building of the Company's World Headquarters Office located at 720 Park Boulevard, Boise, Idaho, on Friday, September 8, 1995 at 11:00 a.m., and at any and all adjournments thereof, as indicated on the reverse side of this proxy card on such matters, and on such other matters as may properly come before the meeting, as recommended by management. Where no direction is received by Norwest Bank Minnesota, N.A., acting as tabulation agent for the plan trustees, by September 1, 1995, or where voting instructions are invalid because the proxy card is not duly executed and dated, the shares designated as ESOP and 401(k) Shares will be voted by the respective trustee in the same manner and proportion as those shares of common stock allocated to the accounts of all other participants in the plan(s) for which the trustee receives timely and valid voting instructions; in such circumstances, shares held by the agent for the ESPP will not be voted.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                Common                                  401(k)
                                  ESOP                                    ESPP

THE BOARD RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.

1. Election of directors duly nominated: Lindsay E. Fox, Irene C. Peden and John W. Rogers, Jr.

    / / FOR all nominees listed above.    / / WITHHOLD AUTHORITY TO VOTE FOR ALL
NOMINEES LISTED ABOVE.

TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE ABOVE LIST.

2. Ratification of the election of Deloitte & Touche LLP as independent auditors of the Company for the current fiscal year.

           / / FOR          / / AGAINST          / / ABSTAIN

ALL VOTES RECEIVED BY NORWEST BANK MINNESOTA, N.A., WILL BE KEPT CONFIDENTIAL AND NOT MADE KNOWN TO THE MANAGEMENT OF THE COMPANY.

Please sign your name exactly as it appears printed hereon. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should sign their full title as such. Each joint tenant should sign.
                                           Date: _______________________________
                                           Receipt of the Proxy Statement for
                                           the meeting is acknowledged.
                                           _____________________________________
                                           (Signature of stockholder)
                                           _____________________________________
                                           (Signature of other joint tenant, if
                                           held jointly)

Whether or not you expect to attend the meeting, you are urged to date, execute and return this proxy, which may be revoked at any time prior to its use.